[Frontier Communications Logo]

Frontier Communications
3 High Ridge Park
Stamford, CT 06905
203.614.5600
www.frontier.com

Contact:
Steve Crosby
SVP, Government and Regulatory Affairs
916.206.8198
steven.crosby@frontiercorp.com

FOR IMMEDIATE RELEASE

Kathleen Quinn Abernathy to join Frontier Communications as Chief Legal Officer and Executive Vice President, Regulatory and Government Affairs

STAMFORD, Conn., January 29, 2010 – Frontier Communications Corporation (NYSE: FTR) announced today that Kathleen Quinn Abernathy will join the company on March 1, 2010 as Chief Legal Officer and Executive Vice President, Regulatory and Government Affairs.  She will report to Maggie Wilderotter, Chairman and CEO, and will be a member of the company’s Senior Leadership Team. Effective January 28, 2010, Ms. Abernathy resigned from Frontier’s Board of Directors.

In announcing this news, Mrs. Wilderotter stated, “Kathleen has a unique blend of industry, legal and government experience that will make her an immediate and important contributor to Frontier’s management team.” She added, “Frontier is in the process of a transformational transaction with Verizon Communications that will triple the size of the company and demands top-tier executive management.  With Kathleen’s appointment, we are assured of having on-board seasoned talent that will help guide the new Frontier.”

Former FCC Commissioner Kathleen Quinn Abernathy was appointed to the Board of Directors of Frontier Communications Corporation in April 2006. Ms. Abernathy is a partner in the Washington, D.C. communications law firm Wilkinson Barker Knauer, LLP where she advises clients on a wide variety of legal, policy and regulatory issues related to telecommunications and media. Prior to that, she was a partner in the Washington, D.C. office of the law firm Akin Gump Strauss Hauer & Feld, LLP.

Immediately prior to joining Akin Gump, Ms. Abernathy served as a Commissioner of the Federal Communications Commission.  Nominated by President George W. Bush and confirmed unanimously by the U.S. Senate to a four-year term in 2001, she was responsible for representing the public interest in each of the policy areas under the FCC's jurisdiction, including wireless; domestic and international telecommunications; satellite; broadcast; cable; communications equipment manufacturers; and broadband, IP and other advanced communications technologies. She was intimately involved in developing and implementing domestic policy in each of these fields.

In addition, Ms. Abernathy chaired the Federal-State Joint Board on Universal Service and participated in numerous international bilateral and multilateral negotiations, including the 2002 International Telecommunication Union (ITU) Plenipotentiary Conference and the 2003 ITU Regional Radiocommunication Conference. She was appointed by the ITU to chair the 2004 ITU Global Symposium for Regulators.

Before joining the FCC as a commissioner, Ms. Abernathy served as Vice President, Public Policy at BroadBand Office Communications, as Vice President, Regulatory Affairs at US West and as Vice President, Federal Regulatory at AirTouch Communications (a predecessor company to Verizon Wireless). Earlier in her career, she served as a legal advisor to two FCC commissioners and as a Special Assistant to the agency's General Counsel.

Ms. Abernathy has received numerous honors and awards in recognition of her contributions to the profession, including being featured in Chambers USA’s “Leaders in their Field” in the Telecom, Broadcast & Satellite: Regulatory category (2009); selected for inclusion in the Washington, DC edition of Super Lawyers (2009); named one Washington’s Top Lawyers by Washingtonian magazine (2007, 2009); recipient of the Forerunner Accolade from Women in Cable and Telecommunications (2002); and named “One of the Most Powerful Women in Television” by Electronic Media magazine (2002)

Ms. Abernathy received her B.A. magna cum laude from Catholic University and her J.D. from Catholic University's Columbus School of Law.

About Frontier Communications
Frontier Communications Corporation (NYSE: FTR) is a full-service communications provider and one of the largest local exchange telephone companies in the country serving rural areas and small and medium-sized towns and cities. Frontier is included in the S&P 500 Index. Frontier Communications offers telephone, television and Internet services, including wireless Internet data access, as well as bundled offerings, specialized bundles for small businesses and home offices, and data security solutions.  Additional information about Frontier products and services is available at www.frontier.com. More information about the company may be found at www.frontier.com/ir.

####